[FORM OF OPTION]


                                                                     EXHIBIT 2.2

                            STOCK OPTION AGREEMENT
                            ----------------------

          THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated September 7, 1998, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and PEOPLES BANCORP, INC., a Delaware corporation ("Peoples").

                                  BACKGROUND
                                  ----------

          1. Sovereign and Peoples desire to enter into an Agreement and Plan of Merger, dated September 7, 1998 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of Peoples through the merger of Peoples with and into Sovereign, with Sovereign surviving the merger (the "Merger").

          2. As a condition to Sovereign to enter into the Plan, Peoples is granting to Sovereign an option to purchase up to that number of shares of common stock, no par value (the "Common Stock"), of Peoples as shall equal 19.9% of shares of Common Stock of Peoples issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT
                                   ---------

          In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Peoples, intending to be legally bound hereby, agree:

          1.  Grant of Option.  Peoples hereby grants to Sovereign, on the terms
              ---------------
and conditions set forth herein, the option to purchase (the "Option") up to 7,225,000 shares (as adjusted as set forth herein, the "Option Shares") of Common Stock of Peoples at a price per share (as adjusted as set forth herein, the "Option Price") equal to $8.50, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock of Peoples without giving effect to any shares subject to or issued pursuant to the Option.

          2.  Exercise of Option.  Provided that (i) Sovereign shall not be on
              ------------------
the date of exercise in breach of the agreements or covenants contained in the Agreement or herein, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock

Option Agreement in accordance with the provisions of Section 23, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

               (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

               (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement, letter of intent, or similar document with Peoples pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Peoples, (ii) acquire all or substantially all of the assets or liabilities of Peoples or all or substantially all of the assets or liabilities of Trenton Savings Bank, FSB, the wholly-owned subsidiary of Peoples ("Trenton Savings"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Trenton Savings; or

               (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Peoples or all or substantially all the assets or liabilities of Trenton Savings, or any other business combination involving Peoples or Trenton Savings, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of Trenton Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Peoples called to vote on the Merger, Peoples's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

               (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Peoples willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

               (e) the Board of Directors of Peoples shall (i) fail to recommend and endorse the Agreement and the transactions contemplated thereby or (ii) withdraw, modify, or change in a manner adverse to Sovereign its approval or recommendation of the Agreement and the transactions contemplated thereby, or (iii) recommend or endorse an Acquisition Transaction (as defined in Section 4.06 of the Agreement); or

               (f) Peoples breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

          If more than one of the transactions giving rise to a Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

          "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Peoples or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

          Notwithstanding the foregoing, the obligation of Peoples to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for Peoples to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

          Peoples shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Peoples shall not be a condition to the right of Sovereign to exercise the Option. Subject to compliance with the applicable banking and securities laws or regulations, Peoples will not take any action which would have the effect of preventing or disabling Peoples from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Peoples (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

          3.  Repurchase of Option by Peoples.
              -------------------------------

               (a) At the request of Sovereign at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, Peoples shall repurchase from Sovereign (x) the Option and (y) all shares of Common Stock purchased by Sovereign pursuant hereto with respect to which Sovereign then has beneficial ownership. The date on which Sovereign exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of: (i) the aggregate Purchase Price paid by Sovereign for any shares of Common Stock acquired pursuant to the Option with respect to which Sovereign then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section
     6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by Sovereign for each share of Common Stock with respect to which the Option has been exercised and with respect to which Sovereign then has beneficial ownership, multiplied by the number of such shares.

               (b) If Sovereign exercises its rights under this Section 3, Peoples shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to Sovereign in immediately available funds, and contemporaneously with such payment, Sovereign shall surrender to Peoples the Option and the certificate evidencing the shares of Common Stock purchased thereunder with respect to which Sovereign then has beneficial ownership, and Sovereign shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the
     Section 3 Repurchase Consideration, Sovereign shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that Peoples deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of Peoples's proposed repurchase pursuant to this Section 3, Peoples shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, Peoples shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Sovereign shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Sovereign shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Sovereign shall notify Peoples of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

               (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Peoples's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Peoples as determined by a nationally-recognized investment banking firm selected by Sovereign, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Sovereign and reasonably acceptable to Peoples, which determination shall be conclusive for all purposes of this Agreement.

               (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 15% or more of the then-outstanding shares of Common Stock, (ii) Peoples shall have merged or consolidated with any person, other than Sovereign or an affiliate of Sovereign, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than Sovereign or an affiliate of Sovereign, shall have merged into Peoples and Peoples shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of Peoples or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) Peoples shall have sold or otherwise transferred more than 15% of its consolidated assets to any person, other than Sovereign or an affiliate of Sovereign.

          4.  Payment and Delivery of Certificates.  At any Closing hereunder,
              ------------------------------------
(a) Sovereign will make payment to Peoples of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Peoples, (b) Peoples will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

               "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Peoples Corp. receives an opinion of counsel reasonably acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

          5.  Registration Rights.  Upon or after the occurrence of a Triggering
              -------------------
Event and upon receipt of a written request from Sovereign, Peoples shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and Peoples shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that Peoples shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Peoples delivers to Peoples and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that Peoples may delay any registration of Option Shares above for a period not exceeding 90 days in the event that Peoples shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Peoples. Sovereign shall provide all information reasonably requested by Peoples for inclusion in any registration statement to be filed hereunder. In connection with such filing, Peoples shall use its commercially reasonable efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. Peoples shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request.

          All reasonable expenses incurred by Peoples in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Peoples and blue sky fees and expenses, shall be paid by Peoples. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, Peoples shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Peoples will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Peoples will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless Peoples to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse Peoples for any legal or other expense reasonably incurred by Peoples in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

          6.  Adjustment Upon Changes in Capitalization.  In the event of any
              -----------------------------------------
change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          7.  Filings and Consents.  Each of Sovereign and Peoples will use its
              --------------------
commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on
Schedule 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

          8.  Representations and Warranties of Peoples.  Peoples hereby
              -----------------------------------------
represents and warrants to Sovereign as follows:

               (a) Due Authorization.  Peoples has the requisite corporate power
                   -----------------
     and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Peoples. This Stock Option Agreement constitutes a legal, valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

               (b) Authorized Shares.  Peoples has taken all necessary corporate
                   -----------------
     action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

          9.  Representations and Warranties of Sovereign.  Sovereign hereby
              -------------------------------------------
represents and warrants to Peoples that Sovereign has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Sovereign or its assignee agrees to execute a standard investment representation letter with respect to its acquisition of any Peoples securities acquired in connection with this transaction.

          10.  Specific Performance.  The parties hereto acknowledge that
               --------------------
damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

          11.  Entire Agreement.  This Stock Option Agreement and the Agreement
               ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          12.  Assignment or Transfer.  Sovereign may not sell, assign or
               ----------------------
otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign subject to compliance with applicable securities laws. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

          13.  Amendment of Stock Option Agreement.  By mutual consent of the
               -----------------------------------
parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          14.  Validity.  The invalidity or unenforceability of any provision of
               --------
this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

          15.  Notices.  All notices, requests, consents and other
               -------
communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     (i)  If to Sovereign, to:

          Sovereign Bancorp, Inc.
          1130 Berkshire Boulevard
          Wyomissing, Pennsylvania  19610

          Attention:  Jay S. Sidhu,
                      President and Chief Executive
                      Officer

          Telecopy No.:  (610) 320-8448

          with a copy to:

          Stevens & Lee
          111 North Sixth Street
          P.O. Box 679
          Reading, Pennsylvania  19603

          Attention:  Joseph M. Harenza, Esquire
                      David W. Swartz, Esquire

          Telecopy No.:  (610) 376-5610

    (ii)  If to Peoples, to:

          Peoples Bancorp, Inc.
          134 Franklin Corner Road
          Lawrenceville, New Jersey  08648

          Attention:  Wendell T. Breithaupt
                      President and Chief Executive
                      Officer

          Telecopy No.:  (609) 844-9636

          with copies to:

          Luse Lehman Gorman Pomerenk & Schick
          5335 Wisconsin Avenue, N.W.
          Suite 400
          Washington, D.C.  20015

          Attention:  John J. Gorman, Esquire
                      Kenneth R. Lehman, Esquire

          Telecopy No.:  (202) 362-2902

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          16.  Governing Law.  This Stock Option Agreement shall be governed by
               -------------
and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

          17.  Captions.  The captions in this Stock Option Agreement are
               --------
inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          18.  Waivers and Extensions.  The parties hereto may, by mutual
               ----------------------
consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or
(ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

          19.  Parties in Interest.  This Stock Option Agreement shall be
               -------------------
binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

          20.  Counterparts.  This Stock Option Agreement may be executed in two
               ------------
or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          21.  Expenses.  Except as otherwise provided herein, all costs and
               --------
expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

          22.  Defined Terms.  Capitalized terms which are used but not defined
               -------------
herein shall have the meanings ascribed to such terms in the Agreement.

          23.  Termination.  This Stock Option Agreement shall terminate and be
               -----------
of no further force or effect upon the earliest to occur of (A) the Effective Time or (B) termination of the Agreement in accordance with the terms thereof, except that if (i) the Agreement is terminated by Sovereign pursuant to any of Sections 6.01(b)(i), 6.01(d), or 6.01(e) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(i) of the Agreement shall be due to the failure of Peoples to perform or observe its agreements set forth in the Agreement required to be performed or observed by Peoples prior to the Closing Date (as defined in the Agreement) and further provided that the breach specified in Section 6.01(e) of the Agreement shall result from a willful action taken by Peoples), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement or (ii) the Agreement is terminated as a result of the failure of Peoples shareholders to approve the Agreement following either a withdrawal or modification by a director of Peoples of a prior recommendation to approve the Agreement or a failure of a director of Peoples to recommend approval of the Agreement, this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                        SOVEREIGN BANCORP, INC.

                                        By /s/ Jay S. Sidhu
                                          --------------------------------------
                                          Jay S. Sidhu,
                                          President and Chief Executive Officer


                                        PEOPLES BANCORP, INC.

                                        By /s/ Wendell T. Breithaupt
                                          --------------------------------------
                                          Wendell T. Breithaupt,
                                          President and Chief Executive Officer